Exhibit 99.1

Willdan Group Reports Third Quarter 2015 Financial Results

•                  Total Contract Revenue Increases 19% to $33.5 Million

•                  Earnings per Diluted Share of $0.10

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif. — November 12, 2015 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended October 2, 2015, and provided a business update.

For the third quarter of 2015, Willdan reported total contract revenue of $33.5 million and net income of $0.8 million, or $0.10 per diluted share.  For the nine months ended October 2, 2015, total contract revenue was $103.6 million and net income was $3.9 million, or $0.48 per diluted share.

“Our Engineering, Public Finance and Homeland Security segments each performed well during the third quarter, generating aggregate revenue growth of 7.3% over the prior year period,” said Tom Brisbin, Willdan’s Chief Executive Officer. “We have good momentum in these segments and we believe they will continue to be meaningful contributors to our overall growth.  However, our Energy Efficiency Services segment revenue and income was below our expectations for the quarter.  The weakness in Energy Efficiency was the result of poor project execution, and was not caused by slower customer spending or demand for our services.  While these operational issues are being addressed, we anticipate that the poor project execution will have a residual impact in the fourth quarter.  Notwithstanding the execution issues on a few programs, we continue to have a steady stream of new contract wins and we have a solid pipeline of work to drive growth and profitability in 2016.”

Third Quarter 2015 Financial Highlights

Total contract revenue for the third quarter of 2015 increased 18.9% to $33.5 million, as compared with $28.2 million for the third quarter of 2014. The increase was due to revenue growth in all four business segments.  Contract revenue for the Energy Efficiency Services segment was $17.8 million, an increase of 31.4% from $13.6 million for the third quarter of 2014.  The increase in Energy Efficiency Services contract revenue was attributable to the contribution of 360 Energy Engineers, LLC (“360 Energy”) and Abacus Resource Management Company (“Abacus”), which were acquired in January 2015.  Excluding the incremental revenue from 360 Energy and Abacus, contract revenue declined $1.9 million in the third quarter of 2015 compared to the third quarter of 2014. As noted above, this decrease resulted from operational difficulties in project execution.  Contract revenue for Engineering Services, Public Finance Services, and Homeland Security Services was $11.6 million, $3.3 million and $0.8 million, respectively, in the third quarter of 2015.

Direct costs of contract revenue were $21.0 million for the third quarter of 2015, compared with $16.5 million for the third quarter of 2014. Included in direct costs of contract revenue for the third quarter of 2015 was incremental direct costs of revenue of $5.0 million attributable to our acquisitions of 360 Energy and Abacus. Excluding the direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue decreased by approximately $0.5 million, as an increase in direct costs associated with Engineering Services was offset by a decrease in direct costs associated with Energy Efficiency Services.

Revenue, net of subcontractor costs, for the third quarter of 2015 increased 8.9% to $24.1 million from $22.2 million for the third quarter of 2014.

Total general and administrative expenses for the third quarter of 2015 increased by 20.4% to $10.9 million from $9.1 million for the prior year period, due primarily to higher expenses in the Energy Efficiency Services segment to support the year-over-year growth in contract revenues.

EBITDA (as defined below) was $2.0 million for the third quarter of 2015, compared with $2.8 million for the third quarter of 2014.

Income tax expense was $0.6 million for the third quarter of 2015, as compared to an income tax benefit of $1.5 million for the third quarter of 2014.  The difference between income tax benefit for the third quarter of 2014 versus income tax expense for the third quarter of 2015 is primarily due to the recognition of an income tax benefit for net operating loss carryforwards that were fully utilized in 2014 and no longer available to offset taxable income this year.

Net income for the third quarter of 2015 was $0.8 million, or $0.10 per diluted share, compared with net income of $4.2 million, or $0.53 per diluted share, for the third quarter of 2014.

Nine Months 2015 Financial Highlights

Total contract revenue for the nine months ended October 2, 2015 increased 33.1% to $103.6 million, as compared with $77.8 million for the nine months ended September 26, 2014. The increase was due primarily to a 54.9% increase in contract revenue for the Energy Efficiency Services segment and a 14.8% increase in contract revenue for the Engineering Services segment. The growth in the Energy Efficiency Services segment was attributable to $18.5 million of contract revenue generated by 360 Energy and Abacus, as well as organic revenue growth. Contract revenue for Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services was $58.3 million, $33.9 million, $9.0 million and $2.5 million, respectively.

Direct costs of contract revenue were $63.7 million for the nine months ended October 2, 2015, compared with $46.0 million for the nine months ended September 26, 2014. Included in direct costs of contract revenue for the nine months ended October 2, 2015 was incremental direct costs of revenue of $13.8 million attributable to 360 Energy and Abacus. Excluding the increase in direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue increased primarily because of increases in direct costs for our Engineering, Energy Efficiency and Public Finance Services, partially offset by a decrease in direct costs for our Homeland Security Services segment.

Revenue, net of subcontractor costs, for the nine months ended October 2, 2015 increased 23% to $76.1 million from $61.8 million for the nine months ended September 26, 2014.

Total general and administrative expenses for the nine months ended October 2, 2015 increased by 26.5% to $32.9 million from $26.0 million for the prior year period, due primarily to higher expenses in the Energy Efficiency Services segment to support the year-over-year growth in contract revenues.  As a percentage of contract revenue, total general and administrative expenses decreased to 31.7% of contract revenue for the nine months ended October 2, 2015 from 33.4% of contract revenue for the nine months ended September 26, 2014.

EBITDA (as defined below) was $8.4 million for the nine months ended October 2, 2015, as compared with $6.3 million for the first nine months of 2014.

Income tax expense was $2.9 million for the nine months ended October 2, 2015, as compared to an income tax benefit of $1.4 million for the nine months ended September 26, 2014. The difference between the income tax benefit for the first nine months of 2014 versus the income tax expense for the first nine months of 2015 is primarily due to the recognition of an income tax benefit for net operating loss carryforwards that were fully utilized in 2014 and no longer available to offset taxable income this year.

Net income for the nine months ended October 2, 2015 was $3.9 million, or $0.48 per diluted share, compared with net income of $7.4 million, or $0.96 per diluted share, for the nine months ended September 26, 2014.

Liquidity and Capital Resources

Willdan reported $16.0 million in cash and cash equivalents at October 2, 2015, as compared to $20.4 million at January 2, 2015. The reduction primarily resulted from the three acquisitions completed year to date. Willdan’s primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A. Cash flows provided by operating activities were $4.9 million for the nine months ended October 2, 2015, compared with $5.8 million for the nine months ended September 26, 2014.

Outlook

Willdan expects revenue in 2015 to range between $130 million and $135 million, and expects a tax rate of approximately 42%.  Willdan expects EBITDA in 2015 to be greater than $10 million.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, we routinely subcontract various services. Generally, these subcontractor costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (GAAP) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenues, net of subcontractor costs is provided at the end of this news release.

EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan defines EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), goodwill impairment and depreciation and amortization. EBITDA is not a measure of net income (loss) determined in accordance with GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate Willdan’s operating performance and compare the results of Willdan’s operations from period to period and against Willdan’s peers without regard to Willdan’s financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate Willdan’s performance for, among other things, budgeting, forecasting and incentive compensation purposes. EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. A reconciliation of net income (loss) as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 12, 2015, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-576-4398 (719-325-2244 for international callers). When prompted, ask for the “Willdan Group, Inc., Third Quarter 2015 Conference Call.” The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through November 26, 2015, by dialing 888-203-1112 (719-457-0820 for international callers). The replay access code is 3458139. The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Willdan provides professional technical and consulting services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 2, 2015. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 2,	January 2,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,997,000	$20,371,000
Accounts receivable, net of allowance for doubtful accounts of $1,039,000 and $662,000 at October 2, 2015 and January 2, 2015, respectively	15,124,000	13,189,000
Costs and estimated earnings in excess of billings on uncompleted contracts	18,305,000	12,170,000
Other receivables	145,000	208,000
Prepaid expenses and other current assets	1,702,000	2,244,000
Total current assets	51,273,000	48,182,000
Equipment and leasehold improvements, net	2,875,000	1,384,000
Goodwill	16,856,000	—
Other intangible assets, net	1,649,000	—
Other assets	460,000	535,000
Deferred income taxes, net of current portion	3,888,000	4,558,000
Total assets	$77,001,000	$54,659,000
Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$1,346,000	$2,198,000
Accounts payable	6,416,000	3,237,000
Accrued liabilities	9,285,000	10,668,000
Contingent consideration payable	2,552,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	6,223,000	3,863,000
Notes payable	3,479,000	355,000
Capital lease obligations	379,000	324,000
Deferred income taxes	4,941,000	3,131,000
Total current liabilities	34,621,000	23,776,000
Contingent consideration payable	3,740,000	—
Notes payable	1,498,000	—
Capital lease obligations	172,000	306,000
Deferred lease obligations	278,000	164,000
Total liabilities	40,309,000	24,246,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,864,000 and 7,635,000 shares issued and outstanding at October 2, 2015 and January 2, 2015, respectively	79,000	76,000
Additional paid-in capital	37,833,000	35,436,000
Accumulated deficit	(1,220,000)	(5,099,000)
Total stockholders’ equity	36,692,000	30,413,000
Total liabilities and stockholders’ equity	$77,001,000	$54,659,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2015	2014	2015	2014

Contract revenue	$33,511,000	$28,187,000	$103,581,000	$77,843,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	7,745,000	7,290,000	23,940,000	20,495,000
Subcontractor services and other direct costs	13,206,000	9,179,000	39,712,000	25,471,000
Total direct costs of contract revenue	20,951,000	16,469,000	63,652,000	45,966,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	6,070,000	5,444,000	18,993,000	15,376,000
Facilities and facility related	1,207,000	1,084,000	3,203,000	3,271,000
Stock-based compensation	190,000	81,000	468,000	174,000
Depreciation and amortization	349,000	124,000	1,276,000	329,000
Other	3,103,000	2,334,000	8,915,000	6,823,000
Total general and administrative expenses	10,919,000	9,067,000	32,855,000	25,973,000
Income from operations	1,641,000	2,651,000	7,074,000	5,904,000

Other (expense) income:
Interest income	1,000	1,000	1,000	4,000
Interest expense	(234,000)	(4,000)	(342,000)	(11,000)
Other, net	—	49,000	18,000	116,000
Total other (expense) income, net	(233,000)	46,000	(323,000)	109,000
Income before income taxes	1,408,000	2,697,000	6,751,000	6,013,000

Income tax expense (benefit)	626,000	(1,464,000)	2,872,000	(1,356,000)
Net income	$782,000	$4,161,000	$3,879,000	$7,369,000

Earnings per share:
Basic	$0.10	$0.55	$0.50	$0.99
Diluted	$0.10	$0.53	$0.48	$0.96
	`
Weighted-average shares outstanding:
Basic	7,862,000	7,507,000	7,817,000	7,440,000
Diluted	8,102,000	7,855,000	8,087,000	7,700,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	October 2,	September 26,
	2015	2014
Cash flows from operating activities:
Net income	$3,879,000	$7,369,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,276,000	329,000
Deferred income taxes	2,480,000	(1,763,000)
Loss (gain) on sale of equipment	8,000	(3,000)
Provision for doubtful accounts	431,000	401,000
Stock-based compensation	468,000	174,000
Accretion of contingent consideration	182,000	—
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(1,321,000)	(1,334,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,645,000)	(4,411,000)
Other receivables	63,000	(676,000)
Prepaid expenses and other current assets	583,000	1,002,000
Other assets	75,000	(221,000)
Accounts payable	2,697,000	241,000
Changes in excess of outstanding checks over bank balance	(852,000)	(337,000)
Accrued liabilities	(1,857,000)	2,914,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,290,000	2,183,000
Deferred lease obligations	114,000	(86,000)
Net cash provided by operating activities	4,871,000	5,782,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,678,000)	(179,000)
Proceeds from sale of equipment	—	5,000
Cash paid for acquisitions, net of cash acquired	(8,168,000)	—
Net cash used in investing activities	(9,846,000)	(174,000)
Cash flows from financing activities:
Payments on notes payable	(1,628,000)	(517,000)
Proceeds from notes payable	2,000,000	—
Principal payments on capital lease obligations	(218,000)	(207,000)
Proceeds from stock option exercise	369,000	280,000
Proceeds from sales of common stock under employee stock purchase plan	78,000	76,000
Net cash provided by (used in) financing activities	601,000	(368,000)
Net (decrease) increase in cash and cash equivalents	(4,374,000)	5,240,000
Cash and cash equivalents at beginning of period	20,371,000	8,134,000
Cash and cash equivalents at end of period	$15,997,000	$13,374,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$156,000	$11,000
Income taxes	951,000	61,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,250,000	—
Issuance of common stock related to business acquisitions	1,485,000	—
Issuance of contingent consideration related to business acquisitions	6,110,000	—
Equipment acquired under capital leases	139,000	476,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to “Revenue, Net of Subcontractor Costs”

	Three Months Ended				Nine Months Ended
	October 2,	September 26,	Change		October 2,	September 26,	Change
In thousands	2015	2014	$	%	2015	2014	$	%
Contract revenue	$33,511,000	$28,187,000	5,324,000	19	$103,581,000	$77,843,000	25,738,000	33
Subcontractor costs	9,375,000	6,019,000	3,356,000	56	27,459,000	15,996,000	11,463,000	72

Revenue, net of subcontractor costs	$24,136,000	$22,168,000	1,968,000	9	$76,122,000	$61,847,000	14,275,000	23

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

The following is a reconciliation of net income to EBITDA:

	Three Months Ended		Nine Months Ended
In thousands	October 2, 2015	September 26, 2014	October 2, 2015	September 26, 2014
Net income	$782	$4,161	$3,879	$7,369
Interest income	(1)	(1)	(1)	(4)
Interest expense	234	4	342	11
Income tax expense (benefit)	626	(1,464)	2,872	(1,356)
Depreciation and amortization	349	124	1,276	329
EBITDA	$1,990	$2,824	$8,368	$6,349

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

Or

Investor/Media Contact
Financial Profiles, Inc.
Tel: 310-478-2700
Moira Conlon: mconlon@finprofiles.com
Tony Rossi: trossi@finprofiles.com